Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-230557, 333-230558 and 333-256700 on Form S-8 and Registration Statement No. 333-254608 on Form S-3 of our reports dated September 25, 2020 relating to the financial statements of Cantel Medical Corp. and the effectiveness of Cantel Medical Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cantel Medical Corp. for the year ended July 31, 2020.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

June 8, 2021